EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
HSBC USA Inc.:

We consent to the incorporation by reference in Registration Statement No. 333-180289 on Form S‑3 ASR of HSBC USA Inc. of our report dated February 23, 2015, with respect to the consolidated balance sheet of HSBC USA Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income (loss), comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2014, and the accompanying consolidated balance sheet of HSBC Bank USA, National Association and subsidiaries as of December 31, 2014 and 2013, which report appears in the December 31, 2014 annual report on Form 10‑K of HSBC USA Inc.

/s/  KPMG LLP
New York, New York
February 23, 2015